UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

CURRENT REPORT

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report (Date of Earliest Event Reported): May 4, 2020

Hanger, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10670 (Commission File Number)	84-0904275 (IRS Employer Identification No.)

10910 Domain Drive, Suite 300

Austin, Texas 78758

(Address of principal executive offices (zip code))

(512) 777-3800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	HNGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 4, 2020, Hanger, Inc. (the “Company”) entered into a First Amendment to Credit Agreement (the “Amendment”) among the Company, the subsidiary guarantors party thereto, the revolving lenders party thereto and Bank of America, N.A., as agent (the “Agent”), which amends the Credit Agreement, dated as of March 6, 2018, among the Company, the lenders from time to time party thereto and the Agent (the “Existing Credit Agreement”).

The Amendment revises certain provisions of the Existing Credit Agreement to, among other things, (i) increase the applicable margin on LIBOR and base rate revolving loan borrowings by 0.25% per annum, (ii) establish a minimum LIBOR Rate of 1.0% per annum with respect to revolving loan borrowings, (iii) increase the maximum allowable leverage ratio for covenant purposes such that a maximum consolidated first lien net leverage ratio shall be up to 5.25 to 1.00 for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021; 5.00 to 1.00 for the fiscal quarters ending June 30, 2021 and September 30, 2021; and 4.75 to 1.00 for the fiscal quarters ending December 31, 2021 and the last day of each fiscal quarter thereafter, (iv) liberalize the leverage ratio covenant by permitting the calculation of consolidated total debt for purposes of such covenant for the fiscal quarters ending June 30, 2020, September 30, 2020, December 31, 2020 and March 31, 2021 to be computed net of all of the Company’s consolidated unrestricted cash and cash equivalents (instead of the maximum of $30.0 million of such netting that otherwise applies) and (v) permit the direct earnings contribution of certain lost revenues relating to the COVID-19 pandemic during the fiscal quarters ending June 30, 2020 and September 30, 2020 to be added to consolidated net income for purposes of the financial covenants subject to certain maximum Adjusted EBITDA amounts for each of these two periods.

In addition, during the period commencing on the effective date of the Amendment (the “First Amendment Effective Date”) and ending on the date the Company delivers a compliance certificate for the fiscal quarter ending March 31, 2021, the Amendment, among other things, (i) disregards, where the Company represents and warrants in connection with a borrowing of revolving loans under the Existing Credit Agreement that no material adverse effect has occurred since December 31, 2016, the impact of the COVID-19 pandemic on the consolidated financial condition or business operations of the Company and its subsidiaries, as such impact occurred and was disclosed to the Agent prior to the First Amendment Effective Date, for purposes of determining whether a material adverse effect has occurred to the business, consolidated financial conditions, results of operations, assets or liabilities of the Company and its subsidiaries, taken as a whole, (ii) precludes the ability of the Company and its subsidiaries to request incremental facilities and (iii) restricts the ability of the Company and its subsidiaries to consummate acquisitions not financed solely with the proceeds of an offering of the Company’s equity or other capital contribution, except that certain acquisitions are permitted after September 30, 2020 so long as, on the date the definitive agreements for an acquisition are entered into, the Company’s consolidated net leverage ratio does not exceed 5.00 to 1.00 and its liquidity is at least $40 million.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.02 Results of Operations and Financial Condition.

On May 7, 2020, the Company issued a press release announcing the Company’s financial results for the three months ended March 31, 2020. A copy of the press release is furnished as Exhibit 99.1 to this report.

The information contained in Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing. In addition, this report and the press release contain statements intended as “forward-looking statements” that are subject to the cautionary statements about forward-looking statements set forth in the press release.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

EXHIBIT INDEX

Exhibit	Description
10.1	First Amendment to Credit Agreement, dated as of May 4, 2020, among Hanger, Inc., the subsidiary guarantors party thereto, the revolving lenders party thereto and Bank of America, N.A., as agent

99.1	Press Release issued by Hanger, Inc. on May 7, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANGER, INC.

Dated: May 7, 2020	By:	/s/ Thomas E. Hartman
Thomas E. Hartman
Senior Vice President and General Counsel